Exhibit 99.1

Supplemental Business Disclosures Regarding Strive, Inc.

On December 9, 2025, Strive, Inc., or Strive, announced that on December 3, 2025, Strive entered into a letter agreement with Vivek Ramaswamy pursuant to which, subject to certain conditions, the board of directors of Strive may elect to cause the conversion of Strive’s Class B common stock, $0.001 par value per share, into shares of Strive’s Class A common stock, $0.001 par value per share.

Also on December 9, 2025, Strive announced its entry into a Controlled Equity OfferingSM Sales Agreement, or the Sales Agreement, with each of Cantor Fitzgerald & Co., Barclays Capital Inc. and Clear Street LLC, or the Agents, pursuant to which Strive from time to time, at its option, may offer and sell shares of its Variable Rate Series A Perpetual Preferred Stock, $0.001 par value per share, or SATA Stock, to or through the Cantor Fitzgerald & Co., acting as principal and/or the sole designated sales agent, having an aggregate sales price of up to $500,000,000.

On December 9, 2025, Strive filed a Certificate of Amendment to the Certificate of Designation relating to the SATA Stock to certify the authorization to increase the number of authorized shares of its SATA Stock to 20,000,000 shares.

On November 17, 2025, Strive announced that, as contemplated by the prospectus supplement for the initial public offering of SATA Stock, its board of directors declared a cash dividend of $1.1333 per share payable on the SATA Stock. The calculation of the monthly dividend takes into account the dividend accrued from November 10, 2025, the issuance date of the SATA Stock. Payment will be made on December 15, 2025 to stockholders of record of the SATA Stock at the close of business on December 1, 2025.